Exhibit 10.34

Amendment

to the CVS Caremark Corporation Change in Control Agreement for

Jonathan Roberts

This Amendment to the CVS Caremark Corporation Change in Control Agreement for Jonathan Roberts (the “Agreement”) is made and entered into as of December 31, 2012 between CVS Pharmacy, Inc. (the “Company”) and Jonathan Roberts (the “Executive”).

WHEREAS, the Management, Planning and Development Committee of the Board of Directors of CVS Caremark Corporation believes it is necessary and desirable to make certain changes to the Agreement in connection with the benefits to be provided to the Executive in the event of a pending or actual change in control of the Company; and

WHEREAS, Section 13 of the Agreement allows for the amendment of the Agreement pursuant to an agreement in writing signed by the Executive and an authorized officer of the Company;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows, effective as of the date of this Amendment:

1.                                      The definition of “Constructive Termination Without Cause” in Section 1.g. of the Agreement shall be revised to read as follows:

“Constructive Termination Without Cause” shall mean a termination of the Executive’s employment at Executive’s initiative following the occurrence, without the Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

i.                                          an assignment of any duties to Executive that is materially inconsistent with Executive’s status as a member of the senior management of CVS Caremark;

ii.                                       a material decrease in Executive’s annual base salary or target annual incentive award opportunity;

iii.                                    the failure to secure the agreement of any successor to CVS Caremark to fully assume the Company’s material obligations under this Agreement; or

iv.                                   a relocation of Executive’s principal place of employment more than 35 miles from Executive’s principal place of employment before such relocation.

In all cases, no Constructive Termination Without Cause shall be deemed to have occurred unless (a) the Executive provides written notice to the Company that an event described in subsections i. through iv. has occurred, and such notice identifies such event and is provided within 30 days of the initial occurrence of such event, (b) a cure period of 45 days following the Company’s receipt of such written notice expires and the Company has not cured the event within such cure period and (c) the Executive actually terminates his employment within 30 days of the expiration of the cure period.

2.                                      Section 3.b., Excise Tax Gross-Up, of the Agreement shall be deleted in its entirety and replaced with the following new Section 3.b.:

1

Change in Control Best Payments Determination.  In the event that the severance payments and benefits described in Section 3.a. of this Agreement (the “Severance Benefits”) and in any other plan, arrangement or agreement with the Company or any affiliated company (together with the Severance Benefits, the “Total Benefits”) are payable to Executive in connection with a Change in Control and, if paid, could subject Executive to an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then notwithstanding any other provision of the Agreement, the Company shall reduce the Severance Benefits (the “Benefit Reduction”) under this Agreement by the amount necessary to result in the Executive not being subject to the Excise Tax, if such reduction would result in the Executive’s “Net After-Tax Amount” attributable to the Total Benefits being greater than it would be if no Benefit Reduction was effected.  For this purpose “Net After-Tax Amount” shall mean the net amount of Total Benefits that Executive is entitled to receive under this Agreement and any other plan, arrangement or agreement with the Company or any affiliated company after giving effect to all Federal, state and local taxes which would be applicable to such payments, including, but not limited to, the Excise Tax.  The determination of whether any such Benefit Reduction shall be effected shall be made by a nationally recognized public accounting firm selected by the Company (the “Accounting Firm”) prior to the occurrence of the Change in Control and such determination shall be binding on both Executive and the Company.  In the event it is determined that a Benefit Reduction is required, such reduction of items described in Section 3.a. above shall be done first by reducing cash severance determined in accordance with Section 3.a.ii., 3.a.iii. and 3.a.iv.; to the extent a further Benefit Reduction is necessary, then Severance Benefits will be reduced from the amounts determined in accordance with Section 3.a.v. and 3.a.vi., all as determined by the Accounting Firm.

3.                                      All other terms and conditions of the Agreement shall remain unchanged and in effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

CVS Pharmacy, Inc.

By:	/s/ Lisa G. Bisaccia
Name:	Lisa G. Bisaccia
Title:	Senior Vice President and
Chief Human Resource Officer

Executive

/s/ Jonathan Roberts
Name:	Jonathan Roberts
Title:	Executive Vice President and President — CVS
Caremark Pharmacy Services